                                                                    EXHIBIT 10.1


                     AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT


         THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT ("Amendment") is entered into as of the ___ day of ________, 2004, by and between LANCE FORS ("Employee" or "Executive") and THIRD WAVE TECHNOLOGIES, INC., a Delaware corporation (the "Company").

         WHEREAS, the Company currently employs Employee as its Chairman and Chief Executive Officer pursuant to an Employment Agreement dated as of October 16, 2003 (the "Agreement"); and

         WHEREAS, the Company and the Employee wish to amend the Agreement on the terms and provisions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

         1. Section 1 - Employment. The first two sentences of Section 1 are deleted in their entirety and the following are substituted therefore:

         The Company hereby agrees to employ Employee as its Chairman and Chief Executive Officer, and Employee hereby agrees to serve the Company in such positions, all subject to the terms and provisions of this Agreement; provided, however, subject to the authorization by the Board of Directors of the Company, as of June 15, 2004 (the "Change Date"), Employee shall be employed solely as the Executive Chairman of the Company. Employee agrees (a) to devote his full-time professional efforts, attention and energies to the business of the Company, and (b) to perform such reasonable responsibilities and duties customarily attendant to the positions of Chairman and CEO, provided; however, at such time as Employee is employed solely as Executive Chairman, Executive's time commitment to the Company shall be part-time and flexible. Executive shall be allowed to determine those hours needed to fulfill the Board approved role described on Schedule C to this Agreement, subject to the oversight of the Board. Any change in the Executive Chairman's role, responsibilities and duties shall be agreed by the Employee and the Company's Board of Directors. When Employee is employed solely as Executive Chairman after June 15, 2004, he will be allowed to work on non-Company matters, subject to the provisions of the Noncompetition and Nonsolicitation Agreement entered into by the Employee.

         2. Section 2 - Term of Employment. Section 2 is deleted in its entirety and the following is substituted therefore:

         Subject to an earlier termination as provided in Section 6, Employee shall be employed hereunder through June 30, 2007. The Agreement shall automatically expire on June 30, 2007, unless the Company and Employee agree in writing at least six months prior to the expiration of the term to renew the Agreement for an extended term of one year. The parties may thereafter extend the Agreement for additional one year terms by agreeing in writing to such extensions at least six months prior to the expiration of each successive term.

         3. Section 3.1 - Base Salary. Section 3.1 is deleted in its entirety and the following substituted therefore:

         Employee's base salary is $400,000 per annum through the Change Date ("Base Salary"). After the Change Date, Employee's Base Salary remains at $400,000 per annum, but will be treated as comprised of $133,000 per year for services to be performed as Executive Chairman ("Base Compensation") and $267,000 per year as a severance obligation associated with transition by Employee from the position of Chairman and Chief Executive Officer to Executive Chairman ("Severance Compensation"). All Base Salary shall be payable in accordance with the normal payroll practices of the Company.

         4. Section 3.3 - Equity Incentives. The fourth and fifth sentences of
Section 3.3 are deleted in their entirety and the following is substituted for the fourth sentence:

         In the event Employee resigns for Good Reason pursuant to Section 6.1(c), or is terminated by the Company for other than Cause pursuant to Section 6.2(c), or upon Non-Renewal as defined in and pursuant to
         Section 6.2(d), the stock options granted to Employee shall fully vest and be exercisable in accordance with Section 7.8.

         5. Section 4.1 - General Benefits. Section 4.1 is deleted in its entirety and the following is substituted therefore:

         Employee will be entitled to participate in the sick leave, insurance (including medical, life and long-term disability), profit-sharing, retirement, and other benefit programs that are generally provided to executive employees of the Company, including any stock option plans, long term incentive plans or deferred compensation plans, all in accordance with the rules and policies of the Company as to such matters and the plans established therefore.

         6. Section 4.2 - Paid Time Off (PTO). The following sentence is added to the end of Section 4.2:

         Employee will no longer be eligible for PTO once Employee is employed solely as the Executive Chairman of the Company because his position will be part time. The Company will pay to Employee within 15 days after the Change Date a prorated amount of Base Salary equal to the number of PTO days the Employee had accrued but unused as of the Change Date.

         7. Section 6.1(d) - Good Reason. Section 6.1(d)(iii) is deleted in its entirety and the following is substituted therefore:


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

         (iii) While employed as Chairman and Chief Executive Officer, Employee is assigned duties materially inconsistent with the duties of a chief executive officer of similarly situated companies; and while employed solely as Executive Chairman, Employee is assigned duties materially inconsistent with duties of a chairman of similarly situated companies, unless any inconsistent duties have been agreed to by the Employee and the Company's Board of Directors.

         8. Section 6.1(d) - Good Reason. The following is added to the Agreement as Section 6.1(d)(v):

         (v) A resignation by Employee following the occurrence of a Change in Control (as defined in Schedule D to the Agreement as attached hereto), but not earlier than six months after the occurrence of the Change in Control; provided, that if the Executive is terminated without Cause during such six month period, the benefits of 7.1 shall apply; provided, that notwithstanding anything to the contrary herein, during such 6 month period the Employee shall be entitled to resign for Good Reason under the other provisions of Section 6.1(c).

         9. Section 6.2(d) - Notice of Non-Renewal. Section 6.2(d) is deleted in it entirety and the following is substituted therefore: -

         (d) Notice of Renewal. Subject to Section 7.1, the Company and Employee may, pursuant to Section 2 hereof, renew Employee's term of employment for one-year terms by agreement in writing entered into at least six months prior to the expiration of the term. If the Company fails to provide to Employee a notice of its desire to renew this Agreement in accordance with its terms at least six months prior to the expiration of the term, Employee's employment shall expire at the conclusion of the applicable term (a "Non-Renewal"). Upon Non-Renewal by the Company under this Section 6.2(d), the Company may, in its sole discretion and for any or all of the six-month period prior to the expiration of the term, suspend Employee's duties, as long as the Company continues to pay compensation to Employee, including benefits, through such period. Employee shall not take any vacations during such notice period without the prior consent of the Company.

         10. Section 7.1 - Termination of Agreement Pursuant to Section 6.1(c) or 6.2(c). The first sentence of Section 7.1 is deleted in its entirety and the following is substituted therefore:

         If the Employee terminates his employment for Good Reason pursuant to
         Section 6.1(c), or the Company terminates Employee's employment without Cause pursuant to Section 6.2(c), subject to the conditions described in Section 7.3 below, the Company will pay to Employee the following severance: (i) the greater of (A) an amount equal to all Base Compensation to which Employee would have been entitled through June 30, 2007 had he not been terminated without Cause or resigned for Good Reason, or (B) twenty-four (24) months of Employee's Base Compensation at the date of termination, 6/24ths of


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

         which amount shall be paid in a lump sum within 3 business days of the termination date, with the balance to be paid in 18 equal monthly installments (the first installment due on the first day of the calendar month following the month in which termination occurs); (ii) any portion of Severance Compensation to which the Employee would have been entitled through June 30, 2007 had Employee not been terminated, which portion remains unpaid at termination, payable as follows: (A) if 18 months or less of Severance Compensation remains due hereunder, then Severance Compensation shall be paid in the amounts and at the times at which Severance Compensation would otherwise have been due hereunder, or (B) if more than 18 months of Severance Compensation remains due hereunder, then 6/24ths of such aggregate amount shall be paid in a lump sum within 3 business days of the termination date, with the balance to be paid in 18 equal monthly installments (the first installment due on the first day of the calendar month following the month in which termination occurs); (iii) a pro-rata portion of Employee's target annual incentive compensation award in or around March of the year following Employee's termination based upon the number of months (rounded to the next highest number for a partial month) of the year elapsed prior to Executive's termination and any other amounts earned, accrued or owing to Executive under the plans and programs of the Company, including any earned bonus for any completed fiscal year; (iv) an amount equal to 1/12th of 7.6% of Employee's Base Salary payable each month (the first installment due on the first day of the calendar month following the month in which termination occurs) in twelve (12) monthly installments, or a monthly amount equal to 1/12th of such greater percentage as may be in effect for senior employees of the Company immediately prior to Employee's termination; which amount is intended, but not required, to be used by Employee to acquire such medical, dental, hospitalization, accident, disability, life insurance and any other benefits as the Employee may determine; and (v) the purchase of an outplacement consulting package for Employee, up to a maximum value of Fifteen Thousand Dollars ($15,000), which shall be selected at the discretion of the Employee.

         11. Section 7.2 Expiration of Agreement Pursuant to Section 6.2(d). The following is added to the end of Section 7.2:

         (iii) an amount equal to 1/12th of 7.6% of Employee's Base Salary payable each month (the first installment due on the first day of the calendar month following the month in which termination occurs) in twelve (12) monthly installments, or a monthly amount equal to 1/12th of such greater percentage as may be in effect for senior employees of the Company immediately prior to Employee's termination; which amount is intended, but not required, to be used by Employee to acquire such medical, dental, hospitalization, accident, disability, life insurance and any other benefits as the Employee may determine.

         12. Section 7.3 - Conditions Precedent to Payment of Severance. Section
7.3 is deleted in its entirety and the following substituted therefore:

                  7.3 Conditions Precedent to Payment of Severance. The Company's obligations to Employee described in Section 7.1 and 7.2 are contingent on Employee's delivery to the Company of the form of agreement attached hereto as Schedule E pursuant to which

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

         Employee (A) affirms his agreement not to compete with the Company for a period of one year following the termination of Employee's employment and (B) waives and releases any other claims which Employee may have against the Company.

         13. Section 7.8 - Acceleration of Stock Options The following is added to the Agreement as Section 7.8:

                  7.8 Acceleration of Stock Options. In the event Executive is terminated by the Company other than for Cause, or should the Executive resign his employment for Good Reason, or in the event of Non-Renewal, all stock options granted to Executive shall be immediately accelerated and shall be considered fully vested upon such termination, resignation or Non-Renewal. Executive's vested Non-Qualified Stock Options (whether vested by their original terms or by acceleration upon termination other than for Cause or resignation for Good Reason or Non-Renewal) shall be open for exercise until the latest date on which those options would expire or are eligible to be exercised under the Option Grant Agreements, determined without regard to such termination or resignation or non-renewal. Executive and the Company acknowledge and agree that such extended exercise period shall not apply to any Incentive Stock Options, the exercise periods for which shall continue be governed by the terms of the Option Grant Agreements. Executive understands and agrees that any extended exercise period granted to Incentive Stock Options issued to the Executive on or prior to October 16, 2003 converted those Incentive Stock Options into Non-Qualified Stock Options.

         14. Section 11 - General Provisions. The following is added as subparagraph (f) to Section 11:

         (f) Board Authority. To the extent that the Company shall be required or permitted to take or omit to take any action pursuant to this Agreement, such authority shall be derived from the Board of Directors of the Company who shall provide direction to the Company with respect to such matters.

         15. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         16. Full Force and Effect. Except as amended hereby, the Agreement remains in full force and effect and is hereby ratified, confirmed and approved.

                     (SIGNATURES CONTINUE ON THE NEXT PAGE)



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


         The parties hereto have executed this Amendment No. 1 to Employment Agreement as of the date first written above.


                                         ---------------------------------------
                                         LANCE FORS

                                         THIRD WAVE TECHNOLOGIES, INC.


                                         By:
                                              ----------------------------------
                                              Lance Fors,
                                              Chief Executive Officer

                                         Confirmed and Agreed:



                                         ---------------------------------------
                                         John Neis
                                         Chairman, Third Wave Technologies, Inc.
                                         Compensation Committee of the Board
                                         of Directors





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



                                   SCHEDULE C

                    EXECUTIVE CHAIRMAN'S ROLE AND TRANSITION


EXECUTIVE CHAIRMAN'S GOAL:

To manage BOD activities, assist with long-term strategic issues and to identify incremental technology opportunities for TWT.

EXECUTIVE CHAIRMAN'S ROLE:

1.   Manage relationships, communications and meetings with BOD.

2.   Communicate and discuss long-term strategic issues with CEO.

3.   Identify, assess and evaluate incremental technology opportunities.

4. Develop network of technology thought leaderships to assist in identification, assessment and evaluation of opportunities to leverage TWT into new technology areas (Technology Advisory Board).

5. Prepare science and technology plan which includes ways to leverage board members with R&D backgrounds such as Sam Eletr, Gordon Brunner and Lloyd Smith via BOD Technology Advisory Group, Thought Leaders and Technology Advisory Board, and present plan at October 2004 board meeting.

As part of this role, Executive Chairman will assess technology opportunities (e.g. directly, via consultants, Technology Advisory Board, and select BOD members, etc.) and develop a technology opportunity plan (e.g. opportunity, potential value, costs, partners, milestones, etc). This plan will be presented to the BOD at the October board meeting.

EXECUTIVE CHAIRMAN RESOURCES:

1.   On-site Office and Executive Assistant(s).

2. Access to TWT employees subject to agreement by CEO concerning which employees and their availability.

3. Discretionary resources for technology landscape assessment and evaluation, and development of technology opportunity plan for October board meeting.

TRANSITION TIMING:

Announce in April, 2004
Implement by June 15, 2004

                                   SCHEDULE D

"Change in Control" shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) or group acting in concert, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 under said
Act), directly or indirectly, or securities of the Company representing more than 50% of the total voting power represented by the Company's then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company's assets.

                                   SCHEDULE E

                              TERMINATION AGREEMENT

         This Termination Agreement confirms the termination of Lance Fors (the "Executive") from employment with Third Wave Technologies, Inc. (the "Company") effective _____________, 200___. The Company shall provide Executive with the severance payments and other benefits (the "Severance") described in Executive's Employment Agreement dated as of October 16, 2003, as amended from time to time thereafter (the "Employment Agreement"), and in consideration therefore, Executive agrees to the terms set forth in this Termination Agreement. The terms are as follows:

         1. Executive hereby confirms his agreement not to enter into competition with the Company for a period of one year following the termination of Executive's employment in accordance with the terms and conditions set forth in the Noncompetition and Nonsolicitation Agreement dated as of October 16, 2003 by and between the Executive and the Company, as amended.

         2. In consideration for the Severance and the covenants of the Company set forth in the Employment Agreement, Executive, for and on behalf of himself and his heirs, successors, executors and assigns hereby absolutely and unconditionally releases, waives and forever discharges the Company, its parent and affiliated entities, its predecessors, successors and assigns, and their respective officers, members, partners, shareholders, directors, employees, representatives, agents and other affiliates, from any and all claims or liabilities of any nature whatsoever, whether known or unknown, in connection with his affiliation with the Company, the termination of his affiliation with the Company and any additional wages, vacation pay or other paid time off, other compensation and payments (whether in contract, tort or otherwise) (the "Release"), including but not limited to: (i) for wrongful termination or breach of the covenant of good faith and fair dealing; (ii) under Title VII of the Civil Rights Act of 1964, as amended; (iii) under the Civil Rights Act of 1991, as amended; (iv) under any Collective Bargaining Agreement; (v) the Wage Payment Act, Chap. 109 Wis. Stats.; as amended; (vi) the California Fair Employment and Housing Act, as amended; (vii) the California Labor Code, as amended; (viii) under the Americans with Disabilities Act of 1990, as amended; (ix) under any Wisconsin or California law prohibiting discrimination; (x) under any other Federal, and state and local laws, orders or regulations in any way relating to the employment relationship, termination or discrimination; (xi) under common law; and (xii) the Age Discrimination Employment Act ("ADEA"), and the Older Worker Benefit Protection Act, as amended. Excluded from this Termination Agreement are the Severance, any claims or administrative charges that cannot be waived by law and claims relating to health insurance continuation rights under the terms of COBRA, rights to vested retirement benefits, if any, and rights pursuant to Option Grant Agreements.

         3. Executive will not sue the Company for any matter for which the Release has been given (except to enforce rights granted under paragraph 1, above).

         4. Executive will immediately return to the Company all Company property, including but not limited to, all reports, memoranda, records, computerized information, keys, credit cards, computers, manuals and other property which Executive prepared or received in connection with his affiliation with the Company. Executive agrees not to retain any copies, duplicates or portions of such information.

         5. The Company agrees not to contest any claim for unemployment filed after ______________, 200__.

         6. This Termination Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Wisconsin, without regard to its conflicts of laws rules. In the event the Company takes any action to enforce any term or provision hereof or defend any matter released, Executive will be liable to the Company for all of its costs, expenses and reasonable attorneys' fees.

         7. If any portion of this Termination Agreement is held invalid by operation of law or otherwise, the remaining terms of this Termination Agreement shall not be effected.

         8. Executive agrees that he has been provided with twenty-one days from the date he received this Agreement within which to consider its terms. Executive acknowledges that he has consulted with an attorney of his choice, and has negotiated the terms of this Agreement and Executive has also had the opportunity to consult with other professional persons unrelated to the Company regarding the terms of this Agreement. Executive's signature below indicates that he is entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms. Further, the terms of this Agreement cannot become effective or enforceable until seven (7) days following the date of its execution, during which time Executive may revoke the Agreement by notifying the Company in writing. Executive understands that any rights or claims he may have under the ADEA that arise after the date of this Agreement is executed are not waived by him.

         9. All rights, privileges and remedies afforded the Company are cumulative and not exclusive; the exercise of any one shall not be deemed a waiver of any other right, privilege or remedy.

         10. Executive represents and warrants that he has read and understands all terms of this Agreement, executes it knowingly and voluntarily with full knowledge of its significance and with the intent to be bound by it. Executive represents and warrants that he has been or had the opportunity to be represented by legal counsel of his choice in connection with this Agreement who has explained it and advised that it is a legally binding contract. This document contains the entire agreement between Executive and the Company and the terms hereof cannot be modified except in writing signed by both Executive and the Company.

         11. The parties hereto agree that signatures transmitted by facsimile shall be legally binding.

                       (Signatures continue on next page.)

         IN WITNESS WHEREOF, the parties hereto have entered into this Termination Agreement as of the date and year set forth below.

                                                 Third Wave Technologies, Inc.

                                                 By:
                                                    ----------------------------
                                                 Its:
                                                     ---------------------------
                                                 Date:
                                                       -------------------------


AGREED TO AND ACCEPTED:



-----------------------------     --------------------
Lance Fors                        Date



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